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                                                                  EXHIBIT (b)(1)


                                 12 JANUARY 2000






                               THE SAGE GROUP PLC



                             DEUTSCHE BANK AG LONDON






                ===============================================

                            VENDOR PLACING AGREEMENT

                ===============================================


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                                    CONTENTS

CLAUSE                                                                      PAGE

1.  DEFINITIONS................................................................1

2.  CONDITIONS.................................................................4

3.  PLACING AND SUBSEQUENT OFFERS AND RESALES OF THE PLACING SHARES............5

4.  DELIVERY OF DOCUMENTS......................................................9

5.  ALLOTMENT, PAYMENT AND REGISTRATION........................................9

6.  FEES, COMMISSIONS AND EXPENSES............................................11

7.  FURTHER ASSURANCES OF THE COMPANY.........................................13

8.  WARRANTIES AND UNDERTAKINGS OF THE COMPANY................................14

9.  INDEMNITY.................................................................19

10. UNDERTAKINGS AND ACKNOWLEDGEMENT..........................................20

11. TERMINATION AND CONTINUING PROVISIONS.....................................21

12. NOTICES...................................................................22

13. MISCELLANEOUS.............................................................23


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AN AGREEMENT made on 12 January 2000

BETWEEN

THE SAGE GROUP PLC whose registered office is at Sage House, Benton Park Road, Newcastle-upon-Tyne, NE7 7LZ (the COMPANY); and

DEUTSCHE BANK AG LONDON of Winchester House, 1 Great Winchester Street, London EC2N 2DB (DEUTSCHE BANK).

WHEREAS

(A) By an agreement dated the same date as this Agreement (the MERGER AGREEMENT), made between Best Software, Inc. (BEST), Bobcat Acquisition Corp. (BIDCO) and the Company, Bidco has agreed to offer, by means of the Tender Offer Documentation, to acquire from the Vendors all shares of the issued and outstanding common stock, no par value, of Best on a fully diluted basis (the STOCK) and proposes to satisfy the consideration for such acquisition from the proceeds of the allotment and issue to the persons nominated by Deutsche Bank or to Deutsche Bank (as the case may be) of 43,707,488 new ordinary shares in the capital of the Company (the PLACING SHARES), credited as fully paid (such shares to rank, upon issue, in all respects pari passu with the existing issued ordinary shares of the Company, save that they will not rank for any final dividend in respect of the year ended 30 September 1999 declared in respect of such ordinary shares). The Placing Shares to be offered by Deutsche Bank, as agent of the Company, are being offered and sold only (i) outside the United States in reliance on Regulation S under the Securities Act of 1933, as amended, (the SECURITIES ACT) or (ii) in the United States to qualified institutional buyers (as defined in Rule 144A of the Securities Act, a QIB) in reliance on an exemption from registration requirements in Section 4(2) of the Securities Act.

(B) Deutsche Bank is willing to procure investors (other than the Vendors) to accept the allotment of or, to the extent that it does not do so, itself as principal to accept the allotment of the Placing Shares in accordance with the provisions of this Agreement (the PLACING) on terms that the aggregate value of the Placing Shares will be used to enable Bidco to fulfil its obligations under the Merger Agreement and the Tender Offer Documentation.

IT IS AGREED as follows:

DEFINITIONS

1.1 In this Agreement (including the Recitals) the following expressions shall, except where the context otherwise requires, have the following meanings:


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ACQUISITION means the proposed acquisition by Bidco of the Stock pursuant to the
Tender Offer Documentation;

ACT means the Companies Act 1985;

ADMISSION means the admission of the Placing Shares to the Official List of the London Stock Exchange;

ADMISSION CONDITION means the condition set out in clause 2.1(d);

BEST SHARES has the meaning set out in clause 2.1(a);

BIDCO has the meaning set out in Recital (A);

COMMISSION means the United States Securities and Exchange Commission;

CONDITIONS has the meaning set out in clause 2.1;

CREST means the system of paperless settlement of trades and the holding of Uncertificated Shares administered by CRESTCo;

CRESTCo means CRESTCo Limited, a company incorporated under the laws of England and Wales;

DEALING DAY means any day on which the London Stock Exchange is open for business in London;

DIRECTORS means the directors for the time being of the Company;

DRAFT TENDER OFFER DOCUMENTATION means the latest draft of the Tender Offer Documentation as at the date of this Agreement in the agreed form;

EXISTING SHARES means the ordinary shares of 1 pence each in the capital of the Company in issue at the date of this Agreement;

FSA means the Financial Services Act 1986;

FULLY DILUTED BASIS has the meaning given to it in the Tender Offer
Documentation;

GROUP has the meaning given in clause 8.1(d) and, for the avoidance of doubt, will not be taken to include any entities acquired pursuant to the Acquisition;

LISTING RULES means the listing rules made by the London Stock Exchange pursuant to Part IV of the FSA (as amended from time to time);

LONDON STOCK EXCHANGE means the London Stock Exchange Limited;

MERGER has the meaning given to it in the Merger Agreement;

MERGER AGREEMENT means the agreement referred to in Recital (A);


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MINIMUM CONDITION has the meaning set out in clause 2.1(a)(ii);

NON-US PERSON has the meaning set out in clause 3.5(i);

OPTION AGREEMENT means the share option agreement between the Company and Mr. Michael Jackson in the agreed form;

ORDINARY SHARES means ordinary shares of 1 pence each in the capital of the Company;

PLACING has the meaning set out in Recital (B);

PLACEES has the meaning set out in clause 3.1;

PLACING LETTER means the agreed form of letter to be despatched by Deutsche Bank to the Placees inviting them to agree to acquire the Placing Shares;

PLACING LIST has the meaning set out in clause 3.3;

PLACING PRICE means the price per Placing Share (which shall be not less than 621.5 pence per share) at which those Placing Shares for which Deutsche Bank shall have procured investors pursuant to clause 3.1(a) are to be issued as determined by Deutsche Bank following the tender process and to be set out in the Placing Letters;

PLACING SHARES has the meaning set out in Recital (A);

PRESS ANNOUNCEMENTS means the press announcements to be issued in the United Kingdom (the UK PRESS ANNOUNCEMENT) and the United States respectively, in the form of the agreed drafts;

QIBS has the meaning set out in Recital (A);

REGULATION S has the meaning set out in clause 3.5(i);

RULE 144A has the meaning set out in clause 3.5(i);

SECURITIES ACT has the meaning set out in Recital (A);

SECURITIES ACT AFFILIATE has the meaning set out in clause 3.3;

STOCK has the meaning set out in Recital (A);

TENDER OFFER means the US tender offer by Bidco to acquire the Stock;

TENDER OFFER DOCUMENTATION means the Schedule 14-D-1 document and the associated letter of transmittal to be issued by Bidco in connection with the Acquisition;


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TENDER OFFER FORCE MAJEURE CONDITION means the condition set out in Section 14c
(Conditions of The Offer) in the offer to purchase comprising part of the Draft Tender Offer Documentation;

UNCERTIFICATED SHARES means those Placing Shares which will be delivered to Placees in uncertificated form pursuant to the Uncertificated Securities Regulations 1995;

VENDORS means the holders of the Stock; and

WARRANTIES means the representations, warranties and undertakings set out in clause 8.

1.2 References to the Recitals and clauses are to the Recitals to, and clauses of, this Agreement (except where the context otherwise requires).

1.3 The expressions HOLDING COMPANY, SUBSIDIARY and SUBSIDIARY UNDERTAKING shall have the meanings given to those terms by the Act.

1.4 Any reference to an AGREED DRAFT or AGREED FORM is to the form of the relevant document agreed by or on behalf of the Company and, for the purposes of its commitments hereunder, by or on behalf of Deutsche Bank and initialled by them or on their behalf (in each case with such amendments as may be agreed by or on behalf of the Company and Deutsche Bank).

1.5 Any reference to an enactment is a reference to it as from time to time amended, consolidated or re-enacted (with or without modification) and includes all instruments or orders made thereunder.

1.6 Words denoting the singular include the plural and vice versa. Words importing gender shall include all genders and words denoting persons shall include corporations, unincorporated associations and partnerships.

1.7 References in this Agreement to the word MATERIAL shall mean material in the context of the Placing or the underwriting of the Placing.

CONDITIONS

2.1 Deutsche Bank's obligations under clause 3.1 are conditional upon each of the following conditions (the CONDITIONS) having been satisfied:

       (a)(i) without prejudice to paragraph (ii) below, each of the conditions to the Tender Offer, save only for the Admission Condition, having been satisfied or (except for the Minimum Condition) waived; and

         (ii) there having been validly tendered and not withdrawn prior to the expiration of the Tender Offer that number of shares of Best (BEST SHARES) which, when added to the Best Shares then owned by Bidco, if any, represents at least a majority of the Best Shares


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              outstanding on a fully diluted basis (without giving effect to an option held by Sage to purchase 19.9% of the outstanding Best Shares) (the MINIMUM CONDITION), and the Tender Offer not having been terminated in accordance with its terms;

(b)    the release of the UK Press Announcement in accordance with clause 7.1;

(c) the Company having allotted the Placing Shares in accordance with clause 5 (conditional only upon satisfaction of the Admission Condition); and

(d) the Admission of the Placing Shares becoming effective in accordance with paragraph 7.1 of the Listing Rules by 8.00 a.m. on any day until and including 29 February 2000.

Deutsche Bank may, in its absolute discretion, agree to extend the time for satisfaction of any of the Conditions (including the timing for Admission) to not later than 8.00 a.m. on 31 March 2000 (in which case, references to such Condition in this Agreement shall be to such Condition as so varied) or to waive the satisfaction of any of the Conditions (except for the Admission Condition).

2.2 The Company will use all reasonable endeavours to procure the satisfaction of the Conditions by the specified times and dates.

2.3 If any of the Conditions is not satisfied or (except for the Admission Condition) waived by Deutsche Bank in its absolute discretion on or by the required times or dates therefor (including any extension pursuant to clause 2.1), the obligations of Deutsche Bank under this Agreement shall cease and determine.

PLACING AND SUBSEQUENT OFFERS AND RESALES OF THE PLACING SHARES

3.1 Deutsche Bank hereby undertakes, subject to the Conditions and in reliance upon the representations, undertakings, covenants and warranties of the Company set out in this Agreement (including the Warranties):

(a) as agent for the Company to procure investors (to such extent as Deutsche Bank shall in its absolute discretion determine) to acquire the Placing Shares (PLACEES) in accordance with a tender process discussed with the Company, and on the terms and conditions set out in the Placing Letter; and

(b) to the extent it does not procure such investors who have agreed to acquire the Placing Shares at not less than 621.5 pence per Placing Share, itself to acquire as principal such Placing Shares at 621.5 pence per Placing Share,


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in all cases free of all stamp duty, stamp duty reserve tax and other expenses.

3.2 Subject to the terms and conditions of this Agreement, the Company authorises Deutsche Bank, as its agent, to issue or cause to be issued copies of the UK Press Announcement together with Placing Letters to such persons outside the United States as Deutsche Bank shall in its absolute discretion determine for the purpose of arranging the Placing on the terms and conditions set out in the Placing Letter and, in the United States, the UK Press Announcement and the Placing Letter can only be issued to US persons that are reasonably considered by Deutsche Bank to be QIBs.

3.3 Deutsche Bank shall give the Company written notice, by 5.00 p.m. on 13 January 2000, listing the name of each Placee and the number of Placing Shares to be allotted to each Placee (the PLACING LIST). For the avoidance of doubt, Deutsche Bank may (at its absolute discretion) nominate itself in the Placing List to be a Placee at the Placing Price in respect of some or all of the Placing Shares. Deutsche Bank agrees that all offers of Placing Shares by Deutsche Bank and its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act, a SECURITIES ACT AFFILIATE) into the United States will cease upon the filing of the Schedule 14D-1 by Bidco.

3.4 The Company hereby irrevocably and unconditionally appoints Deutsche Bank as its agent for the purpose of effecting the Placing under Clause 3.1(a) on the terms and subject to the conditions set out in this Agreement and the Placing Letter and solely on the basis of the information contained in the UK Press Announcement and other information published by the Company. Deutsche Bank hereby accepts such appointment. The Company hereby confirms that this appointment confers on Deutsche Bank all powers, authorities and discretions on behalf of the Company which are reasonably necessary for, or reasonably incidental to, the Placing and the Company hereby agrees to ratify and confirm everything which Deutsche Bank may lawfully do in the exercise of that appointment and those powers, authorities and discretions.

3.5 Offer and Sale Procedures: Deutsche Bank and the Company hereby establish and agree to observe the following procedures in connection with the offer and sale of the Placing Shares:

(i) Offers and Sales Only to QIBs or Regulation S Persons: Offers and sales of the Placing Shares will be made on behalf of the Company only through Deutsche Bank or Securities Act Affiliates thereof qualified to do so in the jurisdictions in which such offers or sales are made. Each such offer or sale shall only be made (a) in the United States to persons whom the offeror or seller reasonably believes to be QIBs in transactions meeting the requirements of Rule 144A under the Securities Act (RULE 144A) or (b) to non-US persons (as defined in Regulation S) outside the United States (a NON-US PERSON) in accordance with Rule 903 of Regulation S under the Securities Act (REGULATION S);


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(ii)   No General Solicitation; No Directed Selling Efforts: No general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) will be used in connection with the offering of the Placing Shares or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; no directed selling efforts (as that term is defined under Regulation S) will be used in connection with the offering of Placing Shares pursuant to Regulation S;

(iii) Purchase by Non-bank Fiduciaries: In the case of a non-bank purchaser acting as a fiduciary for one or more third parties in connection with an offer and sale pursuant to sub-paragraph (i) hereof, each third party shall, in the judgment of Deutsche Bank, be a QIB or a non-US person outside the United States;

(iv) Subsequent Purchaser Notification: Deutsche Bank will take reasonable steps to inform, and cause each of its Securities Act Affiliates to take reasonable steps to inform, persons acquiring Placing Shares through Deutsche Bank or its Securities Act Affiliates, as the case may be, on behalf of the Company that such Placing Shares (a) have not been and will not be registered under the Securities Act, (b) are being sold to them without registration under the Securities Act in reliance on an exemption from the registration requirements of the Securities Act provided in
       Section 4(2) thereof and (c) may not be offered, sold or otherwise transferred except (i) to the Company, (ii) outside the United States in accordance with Regulation S or (iii) inside the United States in accordance with Rule 144A to a person whom the seller reasonably believes is a QIB that is purchasing such Placing Shares for its own account or for the account of a QIB to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A;

(v) Restrictions on Transfer: The transfer restrictions and the other provisions set forth in the Placing Letter in the "Notice to Investors" section shall apply to the Placing;

(vi) Delivery of Placing Letter: In connection with the original distribution of the Placing Shares, Deutsche Bank shall deliver to each purchaser to whom Deutsche Bank procures as a Placee, a copy of the Placing Letter, as amended and supplemented as of the date of such delivery; and a letter of confirmation shall be required from each such Placee;

(vii) Blue Sky Laws: Deutsche Bank will comply with the restrictions with respect to resales of the Placing Shares in accordance with applicable requirements of the securities or Blue Sky laws of the various states in the United States; and

(viii) Broker-Dealer Requirements. All offers and sales of the Placing Shares in the United States will be effected only in accordance with all applicable United States broker-dealer requirements.


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3.6    Resale Pursuant to Rule 903 of Regulation S: Deutsche Bank understands that the Placing Shares have not been and will not be registered under the Securities Act and may not be offered or sold within the United States except pursuant to an exemption from the registration requirements of the Securities Act. Deutsche Bank represents and agrees that, except as permitted herein, it will only procure Placees outside the U.S. (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the date upon which the offering of the Placing Shares commences and the settlement date in respect of the Placing Shares only in accordance with Rule 903 of Regulation S. Accordingly, neither it nor it's Securities Act Affiliates or any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to the Placing Shares, and Deutsche Bank, its Securities Act Affiliates and any person acting on its or their behalf have complied and will comply with the offering restriction requirements of Regulation S. Terms used in this paragraph have the meanings given to them by Regulation S.

3.7 No substantial US Market Interest: The Company reasonably believes at the commencement of the Placing that there will be no "Substantial US Market Interest" (as such term is defined in Rule 902(n)(2) under the Securities Act).

3.8 Covenants of the Company: The Company covenants with Deutsche Bank that it will not and will cause its Securities Act Affiliates not to make any offer or sale of securities of the Company within six months after completion of the Placing if, as a result of the doctrine of "integration" referred to in Rule 502 under the Securities Act, such offer or sale would render invalid the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof or by Rule 144A or by Regulation S or otherwise.

3.9 Additional Covenants of Company: The Company further covenants with Deutsche Bank as follows:

(i) Rule 144A Information: that, in order to render the US Shares eligible for resale pursuant to Rule 144A under the Securities Act, it will make available, upon request, to any holder of US Shares or prospective purchasers of US Shares designated by the relevant holder the information specified in Rule 144A(d)(4), unless the Company furnishes information to the Commission pursuant to Section 13 or 15(d) of the Securities Act or is exempt from reporting pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934;

(ii) Rule 144(A)(d)(3): the Placing Shares satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act; and

(iii) Opinion: that it will use its reasonable best efforts to cause its U.S. counsel to provide to Deutsche Bank prior to the settlement date in respect of the Placing Shares in a form reasonably satisfactory to


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       Deutsche Bank's U.S. counsel, a favourable opinion stating that the
       Placing Shares offered and sold by the Company in the manner prescribed in this Agreement, will not require registration under the Securities Act.

DELIVERY OF DOCUMENTS

4.1 The Company shall deliver to Deutsche Bank forthwith upon its execution of this Agreement:

(a) a certified copy of the minutes of a meeting of the Directors (or a duly authorised committee thereof) in the agreed form approving and authorising, inter alia, the execution by the Company of this Agreement and the Merger Agreement, the making of the Tender Offer, the signing of a London Stock Exchange form of application for listing in respect of the Placing Shares on behalf of the Company and the issue of the Press Announcements;

(b) a certified copy of the minutes of the meeting of the Directors at which any committee referred to in clause 4.1(a) was appointed;

(c) a certified copy of the minutes of the meeting of the members of the Company authorising the Directors to allot, inter alia, the Placing Shares; and

(d) copies of the Press Announcements, the Merger Agreement and the Draft Tender Offer Documentation in the agreed forms, signed for the purpose of identification by a Director or other person duly authorised to do so as stated in the minutes.

4.2 The Company shall, from time to time, procure to be communicated or delivered to Deutsche Bank all such information and documents (signed by the appropriate person where so required) as Deutsche Bank may reasonably require to enable it to discharge its obligations hereunder or pursuant to the Placing or as may be required to comply with the requirements of the London Stock Exchange.

ALLOTMENT, PAYMENT AND REGISTRATION

5.1 Subject to Deutsche Bank having complied with its obligations under Clause 3.3, the Company shall deliver to Deutsche Bank by 7.00 a.m. on the day of Admission (or such later time and/or date as the Company and Deutsche Bank may agree in writing) a certified copy of the minutes of a meeting of the Directors (or of the duly authorised committee referred to at clause 4.1(a)) in the agreed form allotting the Placing Shares to the Placees and at the price(s) stated, and in the proportions specified, in the Placing List, subject only to the satisfaction of the Admission Condition.


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5.2    The Placing Shares shall be allotted and issued fully paid up and free from all claims, charges, liens, equities, encumbrances and other third party rights of any nature whatsoever and shall rank pari passu in all respects with the Existing Shares including the right to receive dividends and other distributions hereafter declared, paid or made in respect of such shares save that they shall not rank for the proposed final dividend of 0.233 pence (net) per share in respect of the year ended 30 September 1999.

5.3 Following allotment by the Company of the Placing Shares in accordance with clause 5, Deutsche Bank shall on behalf of the Company inform the London Stock Exchange that the Placing Shares have been allotted subject only to the satisfaction of the Admission Condition and request the London Stock Exchange to undertake all such steps as are necessary for Admission to occur as soon as practicable thereafter and in any event by 8.00 a.m. on the day of allotment of the Placing Shares (or such later time and/or the date as the Company and Deutsche Bank may agree in writing).

5.4 On the day of Admission (or such later date as may be agreed between Deutsche Bank and the Company), subject to the Admission Condition having been satisfied, Deutsche Bank shall make or procure payment to the account of the Company (acting as trustee for the benefit of Sky Software Limited and at such bank account as the Company shall notify to Deutsche Bank) of (less any deductions permitted to be made under clause 6.2 and clause 6.4):

(a) an amount equal to the Placing Price multiplied by the number of Placing Shares for which Deutsche Bank procures investors pursuant to clause 3.1(a); and

(b) an amount equal to 621.5 pence multiplied by the number of Placing Shares which Deutsche Bank itself is obliged to acquire pursuant to clause 3.1(b).

The receipt of such amounts in such account shall be an absolute discharge of Deutsche Bank's obligations hereunder, and the obligations of the Placees, in respect of all amounts payable (whether to the Vendors or otherwise) in respect of the allotment and issue of the Placing Shares (whether or not such amount is sufficient to satisfy the consideration payable under the Tender Offer or pursuant to the Merger Agreement) and the Company acknowledges that it shall have no right or interest whatsoever in any amounts received subsequently by Deutsche Bank from the Placees. Deutsche Bank acknowledges that it shall have no recourse against the Company if it fails to receive the relevant amounts from the Placees.

5.5 The Company shall procure that, with effect from Admission, all Placing Shares which are Uncertificated Shares are credited to the CREST stock account of Deutsche Bank, being Participant Code 490.

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5.6    Other than in respect of Placing Shares (if any) of which it has nominated itself to be a Placee or which it acquires as principal pursuant to clause 3.1(b), Deutsche Bank shall hold the Placing Shares received by it pursuant to clause 5.5 as nominee on behalf of the Placees entitled thereto, pursuant to this Agreement and/or the Placing Letter, in each case until the transfer of legal title to such persons has been effected through CREST except insofar as any such Uncertificated Share is dealt with in a different manner in accordance with the terms of the relevant Placing Letter.

5.7 The Company shall procure that its registrars shall, as soon as reasonably practicable following Admission, (without a registration fee being payable by Deutsche Bank and/or the Placees) register Deutsche Bank and/or those Placees procured by it, as holders of the Placing Shares with effect from Admission and shall as soon as reasonably practicable following Admission, and in any event by not later than the second dealing day following Admission:

(a) register Deutsche Bank as the holder of the relevant Placing Shares which are Uncertificated Shares (as nominee on behalf of the Placees entitled thereto or as principal in respect of the Placing Shares (if any) of which it has nominated itself to be a Placee or which it acquires as principal pursuant to clause 3.1(b)); and

(b) deliver to Deutsche Bank or as it shall direct fully paid share certificates in respect of the Placing Shares which are not Uncertificated Shares and shall, pending such delivery, certify all transfers of such Placing Shares against the Company's register of members.

5.8 In the event of any difficulties or delays in the admission of the Company's securities to CREST or the use of CREST in relation to the Placing, the Company and Deutsche Bank may agree that all of the Placing Shares should be issued in certificated form and the provisions in this Agreement relating to the placing arrangements will then be deemed to be modified accordingly.

5.9 The Company agrees that any Placing Shares delivered in the United States in certificated form shall contain a legend containing the restriction on transfer information contained in the "Notice to Investor" section of the Placing Letter.

FEES, COMMISSIONS AND EXPENSES

6.1    The Company shall pay to Deutsche Bank for its services hereunder:

(a) whether or not Deutsche Bank's obligations under clause 3.1 become unconditional or this Agreement is terminated by Deutsche Bank in accordance with its terms, a commitment commission of one half of one per cent. of a sum equal to the Placing Price multiplied by the number of Placing Shares in respect of the first thirty days of Deutsche Bank's commitment hereunder (such period commencing on the date of this

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       Agreement) or if less the period commencing on the date of this Agreement up to and including the date on which Deutsche Bank's obligations hereunder shall cease and determine;

(b) whether or not Deutsche Bank's obligations under clause 3.1 become unconditional or this Agreement is terminated by Deutsche Bank in accordance with its terms, an additional commitment commission of 1/8th of one per cent. of a sum equal to the Placing Price multiplied by the number of Placing Shares for each and every period of seven days or part thereof (if any) commencing on the day next following the expiry of the thirty day period referred to in paragraph (a) above, up to and including the earlier of (i) the date on which the Admission Condition is satisfied and (ii) the date on which Deutsche Bank's obligations hereunder shall cease and determine; and

(c) an advisory and underwriting fee as provided in the engagement letter between Deutsche Bank and the Company dated 7 January 2000,

together in each case with value added tax thereon, if any.

Any fees and commissions payable to Placees shall be paid by Deutsche Bank.

6.2 In addition to the commissions referred to in Clause 6.1, the Company shall pay all other costs and expenses (excluding fees and/or commissions payable to Placees) of, and in connection with, the Merger Agreement, the Tender Offer Documentation, this Agreement, the allotment and issue of the Placing Shares, the Placing and securing Admission including (but not limited to) the London Stock Exchange listing fees, printing and advertising costs, postage, its own and Deutsche Bank's legal expenses, Deutsche Bank's out-of-pocket expenses, all accountancy and other professional fees and all stamp duty and stamp duty reserve tax and other duties and taxes in relation to the allotment or issue of Placing Shares pursuant to this Agreement (including, for the avoidance of doubt, to investors in the United States). The Company shall promptly following a request by Deutsche Bank pay or reimburse the amount of any costs and expenses incurred by Deutsche Bank which are to be borne by the Company and which Deutsche Bank has paid on behalf of the Company. The Company hereby authorises Deutsche Bank to deduct from any sums payable by it to the Company the commissions, fees and expenses (and related value added tax, if any) payable by the Company pursuant to this Clause 6.

6.3 Where, pursuant to this Agreement, a sum is reimbursed to Deutsche Bank, the Company shall, in addition, pay to Deutsche Bank in respect of value added tax:

(a) where the payment (or any part of it) constitutes the consideration (or part of it) for any supply of services by Deutsche Bank to the Company, such amount as equals any value added tax payable thereon and on such irrecoverable value added tax, if any, as is referred to in (b) below;

(b) (except where the payment falls within (c) below), such amount as equals any value added tax charged to Deutsche Bank in respect of any cost, charge, duty, tax or expense which gives rise to the payment and which is not recoverable by Deutsche Bank by repayment or credit; and

(c) on any reimbursement of or other payment to Deutsche Bank in respect of or indemnification for costs, charges, duties, taxes or expenses incurred by Deutsche Bank as agent for the Company, such amount as equals the amount included in the costs, charges, duties, taxes or expenses in respect of value added tax.

6.4 The commissions and fee referred to in clause 6.1 (together with any related amounts payable under clause 6.3) shall be paid (where applicable), if Admission occurs, by deducting such amounts from the payments to be made by Deutsche Bank under clause 5.4 or, if earlier by payment in cleared funds by the Company, not later than two dealing days after the date on which Deutsche Bank's obligations under this Agreement cease and determine pursuant to clause 2 or are terminated pursuant to clause 11.

FURTHER ASSURANCES OF THE COMPANY

7.1    The Company undertakes to Deutsche Bank at the Company's expense:

(a) to procure publication of the UK Press Announcement through the Regulatory News Service (as defined in the Listing Rules) as soon as reasonably practicable and, in any event, by no later than 8.00 a.m. today;

(b) to deliver to the London Stock Exchange all such further documents as and when required by the London Stock Exchange in connection with the Company's application for the Admission of the Placing Shares in accordance with its rules and requirements;

(c) to supply all such information, pay such fees, give such undertakings and do or procure to be done all such acts or things as may be required by the London Stock Exchange to procure Admission;

(d) to procure that the Tender Offer Documentation is despatched to the Vendors by 19 January 2000;

(e) to execute and/or provide or procure to be executed or provided all such documents and to do or procure to be done all such other acts and things as are necessary to cause the Placees to receive the entire right, title and interest to and in the Placing Shares pursuant to this Agreement and the Placing and to enable the provisions of this Agreement and the Placing to be carried out and given full force and effect; and

(f) subject to clause 7.3, to use its reasonable endeavours to procure that (so far as lies within its control) the Acquisition is completed and the Merger Agreement becomes unconditional in all respects and is not terminated in accordance with its terms and that the Merger is completed in accordance with the Merger Agreement.

7.2 Deutsche Bank undertakes to give the Company all reasonable assistance (at the expense of the Company) in connection with clause 7.1 and obtaining Admission.

7.3 The Company further undertakes that it will not, except as previously agreed in writing by Deutsche Bank:

(a) agree to any (i) alteration, revision or amendment of any of the terms or conditions of the Merger Agreement or the Tender Offer Documentation (including, without limitation, any alteration, revision or amendment which materially affects any of the conditions set out in the Draft Tender Offer Documentation) or waive, vary, compromise or release any obligation or condition (including, without limitation, any reduction of the number of Best Shares required to satisfy the Minimum Condition) or grant any other time for performance or completion thereof or other indulgence thereunder which, in any such case, is material; or (ii) alteration to or increase in the consideration payable to the Vendors under the Tender Offer; or

(b) proceed to completion of the Merger Agreement or the Acquisition prior to the satisfaction of all of the terms and conditions set out in the Merger Agreement and the Tender Offer Documentation (including, without limitation, the Draft Tender Offer Documentation) which are material; or

(c) should it be aware prior to Admission that it is entitled to rescind or terminate the Merger Agreement or the Acquisition, exercise its right to proceed with completion of, or (subject to Deutsche Bank's agreement not being unreasonably withheld or delayed) to terminate, the Merger Agreement or the Acquisition.

7.4 The Company's obligations under clause 7.3 shall cease to apply in the event of Deutsche Bank terminating its obligations under this Agreement.

WARRANTIES AND UNDERTAKINGS OF THE COMPANY

8.1    The Company represents, warrants and undertakes to Deutsche Bank that:

(a) application will be made by the Company to the London Stock Exchange in accordance with section 143 of the Financial Services Act 1986 for admission of the Placing Shares to the Official List of the London Stock Exchange;

(b) the information (other than expressions of opinion, intention or expectation) contained in each of the Press Announcements is true and accurate in all material respects, is in accordance with the facts and is not misleading and each expression of opinion, intention or expectation (including any forecast or estimate of profits or dividends) contained in each of the Press Announcements is fairly based and honestly held by each of the Directors and has been made reasonably and on reasonable grounds after due and careful consideration and there are no other facts known, or which could on reasonable enquiry have been known, to the Company or to its Directors which are not disclosed in each of the Press Announcements the omission of which would make any such statement of fact or expression of opinion, intention or expectation false or misleading or which would affect the import of any information contained therein or which, in the context of the Placing, is or would be material for disclosure to Deutsche Bank or to a Placee;

(c) following the issue of the UK Press Announcement in accordance with clause 7.1(a), all information which it is necessary for the Company to notify to comply with the FSA and the Listing Rules will have been notified to the Company Announcements Office of the London Stock Exchange and all statements of fact so notified will have been true and accurate in all material respects at that time and not misleading at that time (whether by omission or otherwise) and all expressions of opinion, intention or expectation so notified will have been made on reasonable grounds and will have been fairly based and honestly held; the Company is not aware of any circumstances (other than in connection with the Tender Offer or the Merger Agreement) now subsisting or proposed or likely to come about which are likely to lead to any obligation on the Company to make any announcement through or notification to the London Stock Exchange within a period of one month commencing on the date of Admission, except for any announcement or notification which is required under the Listing Rules in connection with the Company's annual general meeting in February 2000;

(d) the audited consolidated balance sheet of the Company and its subsidiary undertakings (GROUP) as at 30 September 1998, the audited consolidated profit and loss account of the Group for the financial year ended on such date and the statement of cash flows of the Group for such financial year and the notes to such financial statements (together with the remainder of the annual report and accounts of the Company for that year being referred to herein as the ACCOUNTS) give a true and fair view of the assets, liabilities (including contingent liabilities whether for taxation or otherwise), reserves, profits (or losses) and state of affairs of the Group as at such date and the financial year ended on that date and the Accounts have been prepared in accordance with the Act and all applicable statements of standard accounting practice and with generally accepted accounting principles and practice consistently applied; that all statements of fact contained in the Accounts concerning the financial or trading position or prospects of the Group were at the date of approval of the Accounts by the board of directors of the Company true and accurate in all material respects and were not at the date of approval of the Accounts by the board of directors of the Company misleading in any material respect; that all expressions of opinion, intention or expectation on the part of the directors of the Company contained in the Accounts concerning the financial or trading position or prospects of the Group were at that date made on reasonable grounds and were fairly based and honestly held and that since such date and, save as disclosed in the Accounts or any document (PRIOR DOCUMENT) issued or announcement (PRIOR ANNOUNCEMENT) made to the public or the press or the London Stock Exchange by the Company since that date, the operations of the Group have been carried on in the ordinary and usual course and there has been no material adverse change in the financial or trading position or prospects of the Group and no contracts or commitments of an unusual or onerous nature (other than the Merger Agreement) have been entered into by any member of the Group which are material;

(e) the unaudited preliminary results of the Group for the year ended 30 September 1999 (PRELIMINARY RESULTS) were prepared with all due care and attention and have been properly compiled in accordance with all applicable statements of standard accounting practice and on a basis consistent with the accounting policies and principles applied in the preparation of the Accounts, and fairly set out the results of the Group for the year ended on that date, and all statements of fact contained in the Preliminary Results are true and accurate and are not misleading and all expressions of opinion, intention and expectation which are contained in the Preliminary Results concerning the financial position or prospects of the Group were made on reasonable grounds, were honestly held and were fairly based;

(f) the entry into of this Agreement and the Merger Agreement and the publication of the Tender Offer Documentation by the Company and/or Bidco (as the case may be) and the performance of the Company's and/or Bidco's (as the case may be) obligations thereunder (including, without limitation, the allotment and issue of the Placing Shares and the payment of the commissions, fees and expenses) are within the powers of the Company and/or Bidco and their respective directors without the need for any further sanction or consent by members of the Company or any class of them or any other person and will comply with all relevant requirements of the Act, the rules and regulations of the London Stock Exchange, the FSA and all other applicable laws, rules and regulations and with all agreements to which any member of the Group is a party or by which it or any of them or its or any of their property is bound and will not infringe any limits, restrictions, obligations or commitments of any member of the Group howsoever arising and the Placing Shares will, upon issue, be free from all claims, charges, liens, encumbrances, equities and other third party rights of any nature whatsoever and will on Admission rank pari passu in all respects with the Existing Shares including the right to receive dividends and other distributions hereafter declared, paid or made in respect of such shares save that they shall not rank for the proposed final dividend of 0.233 pence (net) per share in respect of the year ended 30 September 1999;

(g) all authorisations, approvals, consents and licences required by the Company and/or Bidco (as the case may be) for the entry into of this Agreement and the Merger Agreement and the publication of the Tender Offer Documentation have been unconditionally obtained and are in full force and effect;

(h) the Merger Agreement has not been terminated or rescinded and is valid and binding on the parties thereto; the Company is not aware of any circumstance which is likely to result in the Merger Agreement or the Tender Offer being terminated or rescinded, or any of the conditions to the Merger Agreement or the Tender Offer ceasing to be capable of fulfilment and the Company is not aware of any reason why:

          (i) the representations and warranties on the part of Best contained in the Merger Agreement are not true in accordance with their terms (subject to disclosures made prior to the date hereof by Best); or

         (ii) the undertakings on the part of Best contained in the Merger Agreement are not capable of being, or are likely not to be, performed in accordance with their terms;

(i) no member of the Group has (i) been notified in writing of any claims outstanding against it or (ii) is engaged in, or has within the previous twelve months been engaged in any litigation or arbitration proceedings or similar proceedings or in any government, regulatory or similar investigation or enquiry which, in any case, individually or collectively may have or during the twelve months preceding the date hereof has had a significant effect on the financial or trading position or prospects of the Group or which individually or collectively are or may be material for disclosure and no such litigation or arbitration or similar proceedings or any such investigation or enquiry is threatened nor, to the best of the knowledge, information and belief of the Directors (having made all reasonable enquiries), are there any circumstances which may give rise to any such litigation or arbitration proceedings or similar proceedings or any such investigation or enquiry;

(j) except as disclosed in the Accounts, any Prior Document or any Prior Announcement, and except for options under the Company's employee share option schemes or under the Option Agreement, there are no arrangements which (contingently or otherwise) may give rise to an obligation on any member of the Group to allot or issue any securities;

(k) no borrowing of any member of the Group has been declared payable before its stated maturity which has not been satisfied in full and no circumstances have arisen or, so far as the Company is aware, are about to arise such that any person is entitled (or would, with the giving of notice or lapse of time or fulfilment of any condition that is not within the control of the Company or the making of any determination, become entitled) to require payment before its stated maturity of, or to take any step to enforce security over, any indebtedness in respect of borrowed moneys of any member of the Group and the Company and its directors have complied with all restrictions affecting their respective powers to borrow contained in the Articles of Association of the Company or any other restriction on such powers;

(l) no member of the Group has taken any action nor, so far as the Company is aware, have any other steps been taken or legal proceedings started or threatened against any of them for their winding up or dissolution, or for any of them to enter into any arrangement or composition for the benefit of creditors, or for the appointment of a receiver, administrator, trustee or similar officer of any of them, or any of their respective properties, revenues or assets in the previous twelve months; and

(m) all information supplied by the Company to Deutsche Bank in connection with this Agreement or its advice given relating to the Acquisition is true and accurate in all material respects and not misleading in any material respect.

8.2 The Company shall immediately notify Deutsche Bank if it comes to the knowledge of the Company or any of the Directors at any time prior to Admission that any of the Warranties was untrue or inaccurate or misleading or would, if repeated by reference to the facts and circumstances in existence at any time prior to Admission, be untrue or inaccurate or misleading. If any such notification is given by the Company as a result of any Warranty which would, if repeated after the date of this Agreement (a REPEATED WARRANTY), become untrue or inaccurate or misleading by reference to facts or circumstances arising only after the date of this Agreement, Deutsche Bank acknowledges that, except for its obligation to notify (but without prejudice to Deutsche Bank's rights under the indemnity contained in clause 9), the Company will have no further liability to Deutsche Bank pursuant to this clause 8.2 in relation to such Repeated Warranty.

8.3 The Company hereby acknowledges that neither Deutsche Bank nor any subsidiary undertaking or holding company thereof or subsidiary undertaking of any such holding company (an AFFILIATE) has been requested by the Company to carry out (a) any form of investigation or verification exercise relating to the accuracy and fairness of any information contained in the Press Announcements or otherwise published by or on behalf of the Company in connection with the Placing or the Acquisition or (b) (save for Deutsche Bank Securities, Inc., which has been requested to provide certain advisory services to the Company pursuant to an engagement letter dated 4 January 2000), any evaluation of the terms of the Acquisition or of the Company's investigations into Best.

INDEMNITY

9.1 No claim shall be made against Deutsche Bank or any Affiliate or any of their respective directors, officers, employees, agents and advisers (together with Deutsche Bank hereinafter called the INDEMNIFIED PERSONS) to recover any loss, liability, damage, cost, charge or expense which any member of the Group or their respective directors, officers or agents may suffer or incur by reason of or arising out of the carrying out by Deutsche Bank (or on its behalf) of its obligations under this Agreement or in connection with the Acquisition save to the extent that such loss, damage, liability, cost, charge or expense arises from the negligence or wilful default of an Indemnified Person or from any breach by an Indemnified Person of its duties and obligations under the FSA or under the regulatory system (as defined in the Rules of the Securities and Futures Authority) or from a breach by an Indemnified Person of Deutsche Bank's obligations under this Agreement.

9.2 The Company hereby agrees and undertakes with Deutsche Bank to keep each and every Indemnified Person indemnified against all actions, claims, demands, proceedings or judgements (collectively INDEMNIFIED CLAIMS) and all losses, liabilities, damages, costs, charges and expenses of whatever nature (including costs, charges and expenses incurred in investigating or defending any indemnified claim and in complying with any request made pursuant to clause 9.3 below (collectively INDEMNIFIED LOSSES)) made against or incurred by any Indemnified Person directly or indirectly relating to or arising from the carrying out or performance by or on behalf of Deutsche Bank of its obligations or services under or in connection with this Agreement or in connection with the Acquisition or the Placing PROVIDED THAT this indemnity shall not extend to such claims or losses to the extent that they are attributable to the negligence or wilful default of such Indemnified Person or persons or to a breach by an Indemnified Person of Deutsche Bank's obligations under this Agreement or under the FSA or under the regulatory system (as defined in the Rules of the Securities and Futures Authority).

For the avoidance of doubt, the Company hereby acknowledges that any such negligence, wilful default or breach by an Indemnified Person in relation to one indemnified claim or indemnified loss shall not prejudice the rights of an Indemnified Person to recover under this indemnity in relation to any other indemnified claim or indemnified loss.

9.3 Any Indemnified Person against whom an indemnified claim is made shall be entitled to defend, compromise, settle or deal with such indemnified claim as Deutsche Bank may see fit after having considered all reasonable requests which the Company may make and Deutsche Bank will, or will procure that the Indemnified Person will, promptly notify the Company in writing of the fact that an indemnified claim has been made and keep the Company informed on the conduct of any defence to such claim and in relation to any settlement or compromise of it.

9.4 If any amount becomes payable under the indemnity in this clause 9, the Company shall pay such additional amount (if any) as is required to ensure that the net amount received by the relevant Indemnified Person, after all deductions and withholdings required by law or any taxation authority to be made from such aggregate payment and all taxation suffered in respect of its receipt, will equal the full amount which would have been received had no such deduction or withholding been made and had no such taxation been suffered.

9.5 The benefit of this clause 9 shall survive any termination of the arrangements contained in this Agreement and is in addition to any rights which any Indemnified Person may have at common law or otherwise including, but not limited to, any right of contribution.

9.6 Deutsche Bank shall have no liability to the Company in connection with this Agreement save as a result of its negligence, wilful default or breach of its obligations to the Company hereunder or under the FSA or its breach of any duty owed to the Company under the rules of the Securities and Futures Authority.

UNDERTAKINGS AND ACKNOWLEDGEMENT

10.1 The Company undertakes to Deutsche Bank that it shall not, at any time between the date hereof and one month after the date of Admission, enter into any agreement or arrangement or do or (so far as it lies within its powers to prevent) permit to be done any other act or thing which, in any case, would give rise to any obligation to make an announcement to the London Stock Exchange in accordance with the Listing Rules save for (i) issuing the Press Announcements and entering into and completing the Tender Offer Documentation as contemplated by the Merger Agreement and (ii) any announcement or notification which is required under the Listing Rules in connection with (a) the Company's annual general meeting in February 2000 (which announcement or notification shall be agreed with Deutsche Bank in advance) or (b) the issue of options in the ordinary course under the Company's employee share option schemes or under the Option Agreement.

10.2 Without prejudice to the obligations of the Company under clause 10.3 and/or the Listing Rules, the Company hereby undertakes to Deutsche Bank that it will not, at any time between the date hereof and one month after the date of Admission or the date on which Deutsche Bank's obligations hereunder cease and determine, make any public announcement or statement regarding the Placing or otherwise relating to the financial condition or trading or prospects of the Group, whether in response to enquiries or otherwise, without the prior consent of Deutsche Bank, save for issuing the Press Announcements and entering into and completing the Tender Offer Documentation as contemplated by the Merger Agreement.

10.3 The Company hereby undertakes to Deutsche Bank that it will not at any time for a period of one month from the date of Admission make any announcement, statement or communication via the London Stock Exchange, without first consulting with Deutsche Bank as to the content, form and manner of publication of such announcement, statement or communication.

10.4 The Company undertakes to make all such announcements concerning the Placing and/or the Acquisition as shall be necessary to comply with the Listing Rules and/or section 47 of the FSA and, in particular, the Company undertakes to announce through the Regulatory News Service (as defined in the Listing Rules) the Placing Price as soon as reasonably practicable after its determination by Deutsche Bank and its notification to the Company. Deutsche Bank reserves the right to make any such announcement if the Company fails to fulfil its obligations under this clause 10.4.

10.5 The Company undertakes to do all such acts and things as are reasonably necessary or desirable to enable the provisions of this Agreement and the Placing to be carried out and given full force and effect.

10.6 The Company undertakes, for the purposes of clause 11.2 only, to notify Deutsche Bank immediately if at any time prior to Admission it becomes aware of any fact, event or circumstance which might entitle the Company or any other member of its Group to treat any of the conditions to the Tender Offer including, without limitation, the Tender Offer Force Majeure Condition as incapable of being satisfied.

TERMINATION AND CONTINUING PROVISIONS

11.1 If Deutsche Bank shall become aware, at any time prior to Admission, that:

(a) the Company is in breach of any of its obligations hereunder in a manner which Deutsche Bank acting reasonably regards as material; or

(b) any of the Warranties given by the Company hereunder is untrue, inaccurate or misleading in any respect which Deutsche Bank acting reasonably regards as material,

Deutsche Bank shall be entitled, in its absolute discretion by notice in writing to the Company given prior to Admission, forthwith to terminate its obligations hereunder.

11.2 Without prejudice to clause 7.3, if the Company and Deutsche Bank agree that any of the events contained in the Tender Offer Force Majeure Condition has occurred so that such condition is incapable of being satisfied, neither the Company nor any other member of its Group shall declare that the conditions to the Tender Offer have been satisfied or waived and the obligations of Deutsche Bank hereunder shall terminate upon the Company and Deutsche Bank reaching such agreement.

11.3 Termination of Deutsche Bank's obligations in accordance with this clause 11 shall be without prejudice to, or to Deutsche Bank's rights under, clauses 6, 8, 9 and this clause 11 which shall continue in full force and effect for all purposes.

11.4 The representations, warranties, undertakings and indemnities set out in this Agreement and the Warranties shall remain in full force and effect notwithstanding Admission and/or fulfilment by Deutsche Bank of its obligations hereunder and shall be in addition to and shall not be construed to limit, affect or prejudice any other right or remedy available to the person in whose favour such representation, warranty, undertaking, indemnity or Warranty is made.

NOTICES

12.1 Any notice to be given under this Agreement shall be in writing for the attention of the person stated below and served personally or sent by pre-paid registered mail to the respective addresses shown above or by facsimile as stated below, or as the party required to receive the same may otherwise from time to time notify to the other:

        THE COMPANY:

        Facsimile Number:          0191 255 0306

        Attention:                 The Company Secretary


        DEUTSCHE BANK:

        Facsimile Number:          0207 547 4577

        Attention:                 Nicola Beale

12.2 Any such notice shall be deemed to have been served if delivered, at the time of delivery; if sent by facsimile, at the time of effective transmission unless the same shall be transmitted after 5.30 p.m. in which event it shall be deemed to have been served at 10.00 a.m. on the next following business day; if posted, at 10.00 a.m. on the second business day after it was put into the post.

MISCELLANEOUS

13. Without prejudice to Deutsche Bank's discretion under clause 2, time shall be of the essence of this Agreement, both as regards the times, dates and any period mentioned herein and as to any times, dates and periods which may, by agreement in writing between the parties hereto, be substituted for them. All references to business days shall mean days on which banks are generally open for business in the City of London.

14. Any failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

15. This Agreement shall be governed by and construed in all respects in accordance with English law and the parties hereto irrevocably submit to the exclusive jurisdiction of the courts of England.

AS WITNESS the hands of the duly authorised signatories of the parties the day and year first before written

SIGNED by                             )
for and on behalf of                  )          /s/ PAUL WALKER
THE SAGE GROUP PLC                    )






SIGNED by           and               )          /s/ CHRISTOPHER AIREY
for and on behalf of                  )
DEUTSCHE BANK AG LONDON               )          /s/ NICOLA BEALE